Upstream Biosciences Inc. Announces Provisional Patent Filing of Ovarian Cancer Biomarkers

September 13, 2006 - Upstream Biosciences Inc. (OTCBB:UPBS) ("Upstream" or "the Company"), an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response, is pleased to announce that, on September 12, 2006, it filed a provisional patent application with the U.S. Patent and Trademark Office for certain ovarian cancer biomarkers that could be useful for determining whether patients have a genetic risk of developing ovarian cancer.

According to the American Cancer Society (www.cancer.org), Ovarian cancer ranks fifth in cancer deaths among women, accounting for more deaths than any other cancer of the female reproductive system. It is estimated that there will be about 15,310 deaths from ovarian cancer in the United States during 2006. Furthermore, the American Cancer Society’s research states that if ovarian cancer is found early and at a localized stage about 94% of patients will live more than five years after the cancer is diagnosed, but presently only 20% of ovarian cancers are found at an early stage. By finding cancerous cells early it significantly improves the chances for successful treatment. Upstream's diagnostic markers could potentially increase the likelihood of early detection by identifying which patients have a genetic risk of developing the disease.

"We look forward to working with leading cancer researchers to further validate our discoveries in ovarian cancer," said Upstream CEO Joel Bellenson.

Upstream is developing diagnostic tests that may aid in the early detection of cancer by identifying individuals with disease susceptibility. Upstream is also developing diagnostic tests that may determine whether a drug will be useful or harmful to an individual patient based on his or her genetic profile. According to the Journal of the American Medical Association, each year 100,000 people die in the United States due to adverse reactions to prescription drugs.

For more information, please contact Samantha Haynes at 1-800-539-0289 or info@upstreambio.com.

About Upstream Biosciences Inc.

Founded in 2004, Upstream Biosciences Inc. is a company with the goal of becoming an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response. Upstream intends to discover, develop and license genetic-based diagnostics for cancer susceptibility and drug response. Upstream's proprietary data mining pipeline enables it to locate and analyze genetic variations in the regions of DNA 'upstream' of the gene, the 'gene switches,' which control the quantities and timing of expression of the genes and proteins important to disease and drug response. For further information please visit the Company’s website at www.upstreambio.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company is an emerging leader in the field of diagnostics for cancer and the prediction of drug response; (ii) the Company will receive demand for its biomarker technologies and the Company will meet that demand; (iii) the Company's genetic markers may be instrumental in the diagnosis and treatment of ovarian cancer, other diseases, disease susceptibility or susceptibility to prescription drugs; (iv) the Company will work with leading cancer researchers who will further validate the Company’s discoveries in ovarian cancer (v) the Company may discover, develop and license its genetic based diagnostics for cancer susceptibility and drug response; (vi) the Company could develop diagnostics that could increase the likelihood of early detection of ovarian cancer by identifying which patients have a genetic risk of developing ovarian cancer and (vii) the Company’s data mining pipeline may enable the Company to locate and analyze genetic variations in the regions of DNA which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics; (iii) the Company's inability to adequately protect its intellectual property or the Company's inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company's products not developing as expected; (vii) the Company's inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize the Company's technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.